SALE AND PURCHASE OF ASSETS AGREEMENT


THIS AGREEMENT is made and entered into as of the 30th day of September, 1995, by and between XIOX CORPORATION, a Delaware corporation ("Seller"), and RICHARD ALTER, an individual ("Purchaser").

                                    RECITALS

A. Seller is engaged in, among other activities, the business of selling, installing and maintaining call accounting, answer detection and is contemplating providing voicemail products in the hospitality market including equipment and services sold under the names Gemini Telemanagement Systems ("GTS") and RBC Systems ("RBC").

B. Seller desires to sell and Purchaser desires to purchase certain of Seller's assets related to the business of GTS ("GTS Business") and RBC Systems ("RBC Business") on the terms and conditions set forth in this Agreement.

C. Seller wishes to appoint Purchaser to be a distributor of Seller's call accounting, answer detection and voicemail products in the hospitality market and Purchaser desires to accept such appointment.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter contained, the parties hereby agree as follows:

1.   Definitions.

     1.1 "Accounts Receivable" refers to those accounts identified in Schedule 1.1.

     1.2 "Assets" means (a) the assets of the Business set forth in Schedule 1.2, (b) the Inventory, Accounts Receivable and Support Assets as defined in this Agreement, (c) all customer databases in Service Magic and the RBC and GTS databases in Goldmine, contacts, contracts, telephone numbers currently used in the Business, (d) trademarks, service marks, trade names, brand names related to the names "Gemini Telemanagement Systems", "GTS", "GTS 2000", "RBC Systems", "RBC", "RBC Mini", "RBC -2", "RBC-2000", "RBC-3000" and all derivatives thereof,
(e) copyrights, and any related registrations, if any and all other products, goodwill, technology, specifications, trade secrets, third party software used in conjunction with the operation of the Business, records, files, evidence of title, written customer sales referrals and leads and correspondence relating solely thereto. Notwithstanding the above, "Assets" specifically do not include the call accounting and related rate tables, answer detection or voice mail products, or related software (both object and source code) owned by Xiox, GTS or RBC prior to the Closing, whether previously owned or developed by GTS or RBC. The above exclusions include all inventions, trade secrets, formulas, process engineering, technical data, artwork, schematic drawings, secret processes, engineering drawings, proprietary rights,

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proprietary   drawings,   know-how,   algorithms,   flow   charts,   trademarks,
servicemarks and other marks, logos, copyright, patents, and all applications therefore, registration thereof and licenses in respect there to relating to the above referenced products and related software.

     1.3 "Bill of Sale", see Section 5.2.b.

     1.4  "Business"  means  the sale,  installation  and  servicing  of the GTS
Business and RBC Business product offerings and the "Assets" as defined and subject to the limitations set forth in Section 1.2 above.

     1.5 "Closing" and "Closing Date" shall refer to September 30, 1995.

     1.6  "Consideration", see Section 2.3.

     1.7 "Inventory" means those items of inventory and spare parts held by Seller listed in Schedule 1.7.

     1.8 "Support Assets" means those assets used by Seller in support of the Business, which assets are listed in Schedule 1.8 attached hereto.

     1.9 "Warranty/Sales Obligations" means the obligations of Seller to provide services under warranties extended to purchasers of GTS systems or RBC systems and related products and service contracts listed in Schedule 1.9 and only
Schedule 1.9.

2.   Transfer of Assets.

     2.1 Commitment to Sell. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Purchaser by bill of sale, assignment or other appropriate instruments, the Assets, free and clear of all liens, pledges, mortgages, restrictions, charges, equities or encumbrances of any kind whatsoever.

     2.2 Commitment to Purchase. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase the Assets and in full payment for such purchase shall pay to Seller the Consideration.

     2.3  Consideration.

          a. In consideration of the sale by Seller to Purchaser of the Assets, Purchaser shall deliver the promissory note in the form attached as Exhibit 2.3.a to Seller at Closing in the amount of $52,254.95 and (b) assume the Warranty/Sales Obligations (the "Consideration").

          b. Seller grants Purchaser a non-exclusive, perpetual license to utilize the brochures, manuals and lead databases set forth in Act and Goldmine related to the Business in existence as of the Closing Date.

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          c. Except as specifically set forth in Section 1.2, it is specifically understood that the rights being transferred by Seller to Purchaser hereunder includes all trade secrets and other proprietary rights of GTS and RBC Systems created, developed or enhanced while such entities were owned by Seller which relate to the Business.

3. Representations, Warranties and Covenants of Seller. Seller represents and warrants to Purchaser and agrees as follows:

     3.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and operate its properties and carry on its business as it is now being conducted.

     3.2 Title to Assets. Except for the Assets acquired by Seller pursuant to that certain Agreement for Business Combination dated August 17, 1994, by and among Seller, Purchaser and certain other individuals (the "GTS Assets") for which Seller only represents and warrants to Purchaser that Seller conveys to Purchaser all of Seller's right, title and interest in the GTS Assets, Seller has, and on the Closing Date will have, good and marketable title to the Assets, free and clear of all liens, pledges, mortgages and encumbrances.

     3.3 Power to Consummate Transaction. Seller has full power and authority to enter into the transactions contemplated herein.

     3.4 Conflicting Agreement. The execution and delivery of this Agreement on the part of Seller shall not, at the Closing Date, conflict with or result in a breach of any of the terms, conditions or provisions of any material agreement or instrument to which Seller is a party, or by which it is or may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrances upon, or give to any other person any interest or rights, including rights of termination or cancellation, in or with respect to any of the assets or contracts being sold to Purchaser hereunder.

     3.5 Litigation. There is no litigation or proceedings pending or threatened against the Seller relating to the Assets.

     3.6 Inventory Condition. The Inventory, as set forth in Schedule 1.7, consists of items of a quality useable and saleable as new, used or refurbished products in the normal course of Seller's business.

     3.7 Confidential Information. Seller heretofore has not transferred, conveyed or assigned, its interest in or title to the Assets and has not disclosed to any party any technology, specifications, trade secrets, software, records or files which, at the time of any such disclosure, constituted trade secrets or confidential information of the Business.

     4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that Purchaser has full power and authority to enter into the transactions contemplated herein, including, but not limited to, the assumption of the Warranty/Sales Obligations.

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5. The Closing.

    5.1 Time and Place. The transactions contemplated hereby shall be consummated at a closing (the "Closing") which shall take place at the offices of Doty & Sundheim, A Professional Corporation, 10:00 a.m. on September 30, 1995, or such place and time upon which the parties may otherwise agree in writing (the "Closing Date").

     5.2 Actions of Seller. At the Closing, Seller shall deliver an executed counterpart or counterparts of the following to Purchaser:

          a. A detailed list of the Assets as set forth in Schedule 1.2;

          b. A bill of sale as set forth in Exhibit 5.2.b (the "Bill of Sale");

          c. A detailed list of the  Warranty/Sales  Obligations as set forth in
Schedule 1.9;

          d. A detailed list of the Inventory as set forth in Schedule 1.7;

          e. A detailed list of the Support Assets as set forth in Schedule 1.8;

          f. All books, records, files, evidence of title, written sales references and leads and correspondence relating solely to the Business; and

          g. Such other documents as may be reasonably required by Purchaser.

          h. A distribution agreement as set forth in Exhibit 5.2.i (the "Distribution Agreement").

     5.3 Actions of Purchaser. At the Closing, Purchaser shall deliver an executed counterpart or counterparts of the following to Seller:

          a. The Consideration;

          b. The Distribution Agreement; and

          c. Such other documents as may reasonably be required by Seller.

     5.4 Employment Status. As of the Closing Date Purchaser's employment status with Seller shall be modified as follows:

           a. Purchaser shall receive $1,714.26 on the 15th and last day of each month through January 15, 1996.

           b. Purchaser shall be relieved of his proprietary rights and nondisclosure obligations as set forth in (a) the Employment Agreement between Purchaser and Seller dated August 17, 1994, (b) the Agreement for Business Combination among Purchaser, Seller et. al.

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

dated August 17, 1994 and (c) except for Purchaser's obligation not to solicit employees of Seller, which prohibition shall terminate September 30, 1996 and Purchaser obligation not to disclose the proprietary property of Seller not transferred to Purchaser pursuant to this Agreement, the Proprietary Information and Inventions Agreement between the parties dated August 17, 1994.

           c. All work Purchaser performs, any inventions he develops and all information he obtains after the Closing Date shall be the exclusive property of Purchaser.

     5.5  Both Parties.

          a. Third Parties. Each party agrees it will not sell products to or perform any services for the benefit of any third party if such third party is delinquent in its payment obligations to the other party as of the Closing Date and such delinquency has not been cured as the date of the proposed transaction. Except for the above restriction, Purchaser shall have the right to sell products and services in the hotel industry.

          b. Gagnon. Prior to the Closing Date, Purchaser shall inform Howard Gagnon of this transaction and offer Gagnon a position with Purchaser. After such offer is made, Purchaser shall inform Seller of their discussion and at that point Seller may approach Gagnon and indicate to him they would be willing to retain him at his then current salary. If Gagnon decides to be employed by Purchaser, except as provided above, Seller agrees to not solicit the employment of Gagnon for a period of one year from the Closing Date.

     c. NANP. Purchaser shall have the right to purchase NANP upgrades for RBC units for a maximum price of $ [REDACTED] per unit for one year from September 30, 1995 and a minimum of fifteen units per year from September 30, 1996 through September 30, 1998. Purchaser also shall have the right to purchase RBC rate tables for $ [REDACTED] per unit or a subscription of four rate table updates per year for $ [REDACTED] per year through September 30, 1998. Rate table prices may be increased proportionate to any increase in the Xiox Summa Pro rate table prices. The rate tables will be downloaded electronically to Purchaser. Purchaser shall then burn a single set of Eproms. The NANP upgrades for the Prophet and PCX series products shall be $ [REDACTED] per unit and rate tables shall be $ [REDACTED] per unit through September 30, 1998.

          d. Additional Inventory. Prior to December 16, 1995, if available, Purchaser shall have the right to purchase the inventory listed on Exhibit 6.1.d at the prices indicated. If prior to December 16, 1995, a third party expresses an interest in purchasing all or part of such inventory on a bona fide, arms length basis, Purchaser shall have a right of first refusal to purchase such inventory.

          e.  Richardson.   Purchaser  shall  have  the  right  to  offer  Lamar
Richardson a position with Purchaser.

          f. Service Payments. All checks for service or service renewal commencing after September 30, 1995 will be forwarded to Purchaser. Service contracts that expire prior to

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

October 1, 1995 have thirty (30) days maximum to send in payment for renewal or contract will be deemed expired. Payments for such shall be Seller's.

          g. Sales. Any sales from GTS or RBC Systems after the CLOSING DATE shall be for the benefit of Purchaser and Seller shall immediately forward to Purchaser all proceeds from the sale and installation of such products.

          h. Support. For a period of three years from the Closing Date Seller shall provide support and upgrades to Purchaser for the RBC and PCX products (collectively "Upgrades") on terms no less favorable than those provided to any other customer of Seller. In the event Seller has not done the Upgrade requested by Purchaser, Seller shall provide Purchaser such Upgrade on a time and materials basis at its then standard rates. If Seller is unable or unwilling to provide such services, Seller shall immediately provide Purchaser with a copy of the source code and other materials necessary to complete such Upgrade at no cost to Purchaser. Purchaser only shall use such source code to complete the Upgrade and shall return the source code and any copies thereof to Seller immediately upon the conclusion of such project.

     i. Trade Ins. For each RBC product traded in to Seller, Purchaser shall have the right to purchase one Summa Pro unit for the Seller's distributor list price for such unit less [REDACTED] %, less the discount the Purchaser receives in the distributor agreement (Exhibit 5.2.i) until September 30, 1998 or unless mutually agreed, providing the Distribution Agreement is in force.

          j. Rate Tables. Purchaser shall purchase rate tables from Seller on a product by product basis. Purchaser shall not have the right to copy or otherwise duplicate Seller's rate table for any other site, including, without limitation, any site within the same NPA-NXX.

          k. Technical Support. Seller shall on behalf of Purchaser on a contract basis at $12,000 for 70% Mike Andrade and Tammy Boyle's time through December 31, 1995, provide telephone- based technical support for the Business on a 24 hour per day basis in a manner consistent with its past practices through December 31, 1995. Payments of $4,000 each shall be made on November 1, 1995, December 1, 1995 and January 1, 1996.

          l. Use of Seller's Facilities. Commencing and conditioned upon the Closing, Seller hereby grants to Purchaser the right, but not the obligation to use that portion of Seller's Tempe, Arizona facility and those common areas of the facility related thereto which are necessary and appropriate for the transitional operation of the Business. Such right shall terminate December 31, 1995 (the "Period"). At or prior to termination of the Period, Purchaser shall remove all property owned or used by Purchaser not belonging to Seller. Purchaser must maintain insurance satisfactory to Seller and name Seller as additionally insured. Seller will not be responsible for Purchaser's assets.

     5.6 Seller.

          a. Cooperation. Seller shall use its best efforts to cause the sale contemplated by this Agreement to be consummated and to obtain all consents and authorizations of third parties related to Seller at or prior to Closing and make all filings with and give all notices to such

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

third parties which may be reasonably necessary or desirable in order to effect the transactions contemplated hereby.

          b. Additional Actions. Upon request from time to time, Seller shall execute and deliver all documents, testify in any proceedings and do all other acts that may be reasonably necessary or desirable, in the opinion of Purchaser, to effect the transactions contemplated hereby, all without further consideration.

          c. [REDACTED].

               i. [REDACTED]




               ii. It is intended the covenants and agreements contained in this section shall be considered severable. If any judicial proceeding or court shall refuse to enforce any of these separate covenants deemed included in this section, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

               iii. [REDACTED]



               iv. If the Distribution Agreement is terminated for any reason by Seller, except for cause, the provisions of this Section 6.2.c shall remain in effect.

     5.7 Covenants of Purchaser.

          a. Assumption of Obligations. Purchaser agrees to assume the duties, obligations and liabilities of Seller under the Warranty/Sales Obligations. Any rate table obligations associated with those transferred customers shall be addressed by Purchaser at no cost to the customer. Seller shall give Purchaser the rate table updates it needs to fulfill its obligations under this Section at no cost to Purchaser.

          b. Cooperation. Purchaser shall use its best efforts to cause the sale contemplated by this Agreement to be consummated and to obtain all consents and authorizations of third parties related to Purchaser at or prior to Closing and make all filings with and give all

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

notices to such third parties which may be reasonably necessary or desirable in order to effect the transactions contemplated hereby.

          c. Additional Actions. Upon request from time to time, Purchaser shall execute and deliver all documents, testify in any proceedings and do all other acts that may be reasonably necessary or desirable, in the opinion of Seller, to effect the transactions contemplated hereby, all without further consideration.

          d. Call Manager. Purchaser shall have no right to use the name "Call Manager".

6. Conditions Precedent to Obligations of Seller. Seller's obligation to consummate the transactions contemplated hereby is contingent upon all of the representations and warranties made by Purchaser hereunder being true, complete and correct as if made by Purchaser on the Closing Date and Purchaser shall have performed in all material respects its obligations hereunder which are intended to be performed at or prior to Closing.

7. Conditions Precedent to Obligations of Purchaser. Purchaser's obligation to consummate the transactions contemplated hereby is contingent upon all of the representations and warranties made by Seller hereunder being true, complete and correct as if made by Seller on the Closing Date, and Seller shall have performed in all material respects its obligations hereunder which are intended to be performed at or prior to Closing.

8. General.

     8.1 Remedies Upon Default. In the event that either party breaches this Agreement by failing to close pursuant to the terms hereof, the nondefaulting party may sue for specific performance and exercise any other right or remedy available to it pursuant to the terms of this Agreement, at law or in equity.

     8.2 Notices. Any notice, request, demand, advice, schedule, report, certificate, direction, instruction or other document or communication required or permitted to be given or delivered hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) mailed by United States mail, certified, return receipt requested, with proper postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service, to the party to whom it is to be given at the address of such party as set forth below (or to such other address as a party shall have designated by notice to the other parties given pursuant hereto):

     If to Seller:

     Xiox Corporation
     577 Airport Boulevard
     Suite 700
     Burlingame, CA  94010
     Attn:  President
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     If to Purchaser:

     2003 Camino Al Lago
     Menlo Park, CA  94027

     Richard Alter
     -------------------------------
     -------------------------------

     8.3 Attorneys' Fees. In the event either party shall bring any action or legal proceeding for an alleged breach of any provision of this Agreement, to recover rent, to terminate this Agreement or to otherwise enforce, protect or establish any term or covenant of this Agreement, or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and court costs as may be fixed by the court.

     8.4 Post Judgment. In addition to any such amount, the party prevailing in any action related to this Agreement also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

     8.5 Entire Agreement. This Agreement sets forth the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements, and all prior or contemporaneous oral agreements and understandings, express or implied.

     8.6 Written Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

Seller:

Xiox Corporation, a Delaware corporation

By
  --------------------------------------
          William H. Welling

Title
     -----------------------------------
          Chairman/CEO
Purchaser:

----------------------------------------
Richard Alter

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